Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES COMPLETION OF OSMOPREP™ VERSUS LIQUID BOWEL

CLEANSER COMPARISON STUDY

—Study Results Highly Statistically Significant (p<0.0001) —

Raleigh, NC – April 19, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the successful completion and outcome of a multi-center superiority trial to compare the colon cleansing, patient tolerability, patient preference and safety profile of the Company’s recently-approved OsmoPrep™ Tablets and HalfLytely® with Bisacodyl Tablets Bowel Prep Kit.

The Company-sponsored, investigator-blinded, randomized trial evaluated 411 patients completing scheduled colonoscopy. The primary endpoint of the study was the demonstration of superior colon cleansing efficacy of 48 gm (32 tablets) OsmoPrep compared to that of 2 liters HalfLytely and Bisacodyl Tablets Bowel Prep Kit. In this study, a significantly greater percentage of patients who used OsmoPrep recorded a mean overall colon cleansing score of “EXCELLENT” compared to the percentage of patients who used HalfLytely Bowel Prep (p<0.0001). Complete study results will be reported later this year.

Commenting on the study results, Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, stated, “This prospectively designed comparative trial of OsmoPrep versus HalfLytely supports the strengths of our product. The data from this comparative trial demonstrate that OsmoPrep should offer a viable solution for physicians and patients desiring an effective and tolerable tablet bowel cleansing agent.”

Salix intends to launch OsmoPrep to physicians during the second half of June 2006. Two posters discussing results of trials evaluating OsmoPrep colon cleansing will be presented at Digestive Disease Week 2006, May 20-25, in Los Angeles, CA.

Colorectal Cancer Screening

The majority of colonoscopies performed in the United States are indicated for colorectal cancer screening, and more than 10 million uses of bowel cleansing agents were prescribed during 2005. Today less than half of adults age 50 and older in the U.S. undergo recommended colorectal cancer screening. Colonoscopy is very effective in the early detection of colorectal cancer, and about 90% of colorectal cancers and deaths are preventable if detected early. The American Cancer Society estimates that more than 30,000 lives could be saved annually as a result of widespread screening. Results of a study conducted by the Mayo Clinic demonstrated that patient unwillingness to take a bowel preparation is the single largest barrier to colorectal cancer screening.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

Salix also markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg, VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). MOVIPREP® and granulated mesalamine are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

HALFLYTELY® and Bisacodyl Tablets Bowel Prep Kit is a registered trademark of Braintree Laboratories, Inc.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of clinical trails and regulatory review, market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.